Exhibit 99.1

Contacts:

Linda Heller	Kristyn Moll
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

For Silver Lake Sumeru:
Rich Myers
Edelman
(212) 819-4807

POWER-ONE ANNOUNCES  INVESTMENT

OF $60 MILLION FROM SILVER LAKE SUMERU

Company Restructures Existing Debt and Amends Shareholder Rights Plan

Camarillo, CA, April 23, 2009 – Power-One, Inc. (NASDAQ: PWER) (the “Company”), a leading provider of power conversion and power management solutions, today announced that it has agreed to a significant, privately issued minority investment by Silver Lake Sumeru, a leading investment fund focused on middle-market technology enterprises.

Silver Lake Sumeru will invest $60 million of new capital consisting of $23.6 million of convertible preferred stock, $36.4 million senior convertible notes due 2019, and 8.7 million warrants for Power-One common stock. The warrants will have an exercise price of $1.33 and expire in seven years.  The preferred stock will pay quarterly dividends at a rate of 10% per year, and the notes will pay interest semi-annually at a rate of 6% per year the first year, 8% the second year and 10% thereafter. Both the preferred stock and the notes will be convertible into Power-One common stock at a conversion price of $1.35, which represents an approximate 42.1% premium over the closing price of Power-One common Stock on April 23, 2009 of $0.95 a share.  The conversion price and exercise price for all instruments are subject to adjustment under certain circumstances.

Power-One anticipates that the net proceeds from the transaction, after deducting the estimated expenses, will be approximately, $56 million. Power-One intends to use these proceeds to purchase certain 8% Notes  from consenting bondholders as described below, to fund strategic initiatives, and to provide for working capital needs and general corporate purposes.

The terms of the transaction limit conversion or exercise into Power-One common stock if such action would increase Silver Lake Sumeru’s voting or ownership percentage to more than 19.9%.  In addition, Silver Lake Sumeru may not transfer any of the instruments for a period of 12 months after closing, subject to limited exceptions.  The preferred stock and notes are redeemable by either Power-One or the holders after the fifth anniversary of issuance subject to certain conditions.

The preferred stock will have voting rights on an as-converted basis. Under the preferred stock provisions, two individuals nominated by Silver Lake Sumeru will be appointed to the Power-One Board of Directors in conjunctions with the closing of the transaction. Additionally, Silver Lake Sumeru will have the right to nominate one independent candidate to stand for election to the Power-One Board of Directors beginning at the 2010 annual meeting.

Power-One has announced that pursuant to private negotiations with two of its bondholders, it has obtained majority consent and will repurchase $21.75 million of outstanding bonds from these two bondholders upon the close of the transaction, allowing Power-One to modify certain covenants in the existing 8% Senior Secured Convertible Notes due 2013. These amendments will lower the minimum cash requirement to the lower of $20 million or 50% of outstanding 8% Senior Secured Convertible Notes due 2013, remove the minimum tangible net worth covenant; and loosen other restrictions that limit the total debt we may incur and our ability to secure new debt financing or execute our business strategy.

Power-One also announced that effective April 23, 2009, its existing Stockholder Rights Plan has been amended to reduce the ownership threshold to 4.9%.

The transaction is expected to close by May 8, 2009, subject to customary closing conditions.

Richard Thompson, Chief Executive Officer, commented, “We are pleased to announce this agreement with Silver Lake Sumeru and believe that this relationship will significantly strengthen our execution capabilities, create a more effective capital structure and position us to deliver long-term shareholder value. Silver Lake Sumeru brings a wealth of technology focus and operational expertise, and we are excited to partner with them as we take the company to the next level of performance and profitability.”

Kyle Ryland of Silver Lake Sumeru, said, “Silver Lake Sumeru is committed to providing technology companies transformational capital and expertise in order to pursue growth opportunities and profitability. Power-One fits well with our investment strategy and we look forward to working closely with the company.”

Results of Operations and Financial Conditions

Power-One concurrently announced its Results of Operations and Financial Conditions for the first quarter of fiscal 2009.

Power-One will provide additional commentary on this announcement on in its regularly scheduled earnings call today at 2PM PT/ 5PM ET. The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

About Silver Lake Sumeru

Silver Lake Sumeru is the leader in private investments in middle-market technology companies. The Silver Lake Sumeru team applies fundamental operating insight, deep technology sector expertise, and world-class investing skills to acquire and manage companies. Silver Lake Sumeru’s portfolio includes sector-leading technology companies such as AVI-SPL, i2 and Mobile Messenger. Silver Lake Sumeru is a group within Silver Lake, a private investment firm with a leading market position in large cap investments in technology, technology-enabled, and related growth industries. Silver Lake’s portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, Intelsat, IPC Systems, MCI, NASDAQ, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.